December 8, 1997



Board of Directors
Cumberland Mountain Bancshares, Inc.
1431 Cumberland Avenue
Middlesboro, Kentucky 40965

          Re:  Post-Effective Amendment No. 1 on Form S-8 to
               Form SB-2 Cumberland Mountain Bancshares, Inc.
               1993 Stock Option Plan

Dear Board Members:

     We have acted as special counsel to Cumberland Mountain Bancshares, Inc., a Tennessee Corporation (the "Company"), in connection with the preparation of the Post-Effective Amendment No. 1 on Form S-8 to Form SB-2 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to shares of common stock, par value $.01 per share (the "Common Stock") of the Company which may be issued pursuant to the Cumberland Mountain Bancshares, Inc. 1993 Stock Option Plan (the "Plan"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plan will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 1 on Form S-8 to Form SB-2 and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                           Very truly yours,

                           Housley Kantarian & Bronstein, P.C.



                           By: /s/ J. Mark Poerio
                               ------------------
                               J. Mark Poerio, Esquire